SCHERING-PLOUGH CORPORATION
Amendment to
Directors Deferred Compensation Plan

  The Schering-Plough Corporation Directors Deferred
Compensation Plan is hereby amended, effective December 7, 1998, by deleting Paragraph III, Section B thereof and substituting therefore the following:

  III.B. At least one year prior to the date on which a Director will terminate service as a Director, he or she shall elect to receive payment in cash of his or her Deferred Account upon termination of service, either in (i) a lump sum or (ii) in approximately equal annual installments of up to ten (10) years, such payment or payments to be made or commence, as the case may be, within thirty (30) days following the termination of service. If no such election is timely made, then payment of his or her Deferred
Account shall be made in a lump sum upon termination of service.
Any election shall be delivered in writing to the Secretary of the Corporation and the latest election which is made at least one year prior to the date of termination of service shall be deemed final and irrevocable.
ex-10f.doc